Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 22, 2025, which includes an explanatory paragraph relating to OTG Acquisition Corp. I’s ability to continue as a going concern relating to the financial statements of OTG Acquisition Corp. I as of June 18, 2025, and for the period from June 12, 2025 (inception) through June 18, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 22, 2025